EXHIBIT 99.5

For purposes of this exhibit, company, we, us and our refer to EaglePicher Holdings, Inc.

RESULTS OF OPERATIONS

YEARS ENDED 2002 COMPARED TO 2001, AND 2001 COMPARED TO 2000

The following summary financial information about our industry segment data is presented to gain a better understanding of the narrative discussion below about our business segments. See Note O in our November 30, 2002 consolidated financial statements included in Exhibit 99.4 to this Report. All references herein to years are to our fiscal year ending November 30 unless otherwise indicated (in thousands).

                                                                            2000 TO 2001               2001 TO 2002
                             2000              2001           2002            CHANGE           %          CHANGE           %
                             ----              ----           ----            ------           -          ------           -
NET SALES

Hillsdale                 $ 356,130        $ 334,172        $ 342,678        $(21,958)        (6.2)       $  8,506          2.5

Wolverine                    82,300           74,100           79,367          (8,200)       (10.0)          5,267          7.1
                          ---------        ---------        ---------        --------                     --------
  Automotive                438,430          408,272          422,045         (30,158)        (6.9)         13,773          3.4
                          ---------        ---------        ---------        --------                     --------
Power Group                  90,600          100,788          104,620          10,188         11.2           3,832          3.8
Precision Products --
divested July 17,2002        13,400           10,214            3,435          (3,186)       (23.8)         (6,779)       (66.4)

Specialty Materials          78,100           75,584           57,400          (2,516)        (3.2)        (18,184)       (24.1)
Chemsyn                       9,300           13,714           13,200           4,414         47.5            (514)        (3.7)
                          ---------        ---------        ---------        --------                     --------
  Technologies              191,400          200,300          178,655           8,900          4.6         (21,645)       (10.8)
                          ---------        ---------        ---------        --------                     --------
Filtration and Minerals      80,579           82,004           82,129           1,425          1.8             125          0.2
                          ---------        ---------        ---------        --------                     --------
Divested Divisions           42,800             --               --           (42,800)       (100.0)          --           --
                          ---------        ---------        ---------        --------                     --------
Corporate/Intersegment         (700)            (800)            --              (100)        14.3             800        100.0
                          ---------        ---------        ---------        --------                     --------
                          $ 752,509        $ 689,776        $ 682,829        $(62,733)        (8.3)       $ (6,947)        (1.0)
                          =========        =========        =========        ========                     ========
OPERATING INCOME (LOSS)

Automotive                $  28,061        $   7,487        $  10,501        $(20,574)       (73.3)       $  3,014         40.3
Technologies                 15,073            1,539           (1,887)        (13,534)       (89.8)         (3,426)         N/A
Filtration and Minerals       4,837            4,730            8,078            (107)        (2.2)          3,348         70.8
Divested Divisions              976           (2,105)          (6,497)         (3,081)         N/A          (4,392)       208.6
Corporate/Intersegment       13,256           (8,522)          (4,318)        (21,778)         N/A           4,204        (49.3)
                          ---------        ---------        ---------        --------                     --------
                          $  62,203        $   3,129        $   5,877        $(59,074)       (95.0)       $  2,748         87.8
                          =========        =========        =========        ========                     ========

2002 COMPARED TO 2001

COMPANY DISCUSSION

Net sales. Net sales of $682.8 million in 2002 decreased $6.9 million, or 1.0%, from $689.8 million in 2001. Excluding the sale in July 2002 of our Precision Products business included in our Technologies Segment, our net sales were essentially flat in 2002 compared to 2001.

Cost of products sold (exclusive of depreciation). Our gross margins increased
2.8 points to 21.7% in 2002 from 18.9% in 2001. The improved sales mix primarily related to increased sales in our Technologies Segment's Power Group and our Automotive Segment's Wolverine operation, and productivity improvements in all our businesses contributed to the increased gross margins. Our Technologies Segment was also favorably impacted by the restructuring actions initiated in the fourth quarter of 2001, while our Filtration and Minerals Segment benefited from improved pricing and significantly lower energy costs, which were high in 2001 when the Western United States experienced an energy crisis.

Selling and administrative. Selling and administrative expenses increased $11.0 million, or 22.3%, to $60.3 million in 2002 from $49.3 million in 2001. The increased costs in 2002 were primarily related to:

(i) $6.0 million of legal expenses and legal settlement charges recorded in Selling and Administrative expenses during the first half of 2002 as described in Note M of our November 30, 2002 consolidated financial statements included in Exhibit 99.4 to this Report;

(ii) $1.4 million in our Technologies Segment for business consulting fees to develop a strategy for our Power Group business;

(iii) $3.7 million in severance (excluding management compensation -- special), recruiting, relocation costs, and workforce-related consulting fees as we continued our investment in restructuring and strengthening our leadership team; and

(iv) $1.2 million in increased compensation costs related to a recently adopted long-term bonus plan for certain corporate and divisional management executives.

Depreciation and amortization. Depreciation and amortization expenses increased $5.0 million, or 8.5%, to $63.1 million in 2002 from $58.2 million in 2001. The increase is primarily attributable to higher depreciation costs as a result of capital expenditures in

2001, primarily for new automotive programs, and an adjustment for an additional $1.1 million in expense in the second quarter of 2002 to bring the estimated useful lives of certain equipment in the Automotive Segment in line with estimated periods of active production on existing automotive programs.

Restructuring. During 2002, we recorded $5.9 million of restructuring expense, which was primarily related to our announcement on May 31, 2002 to exit our Gallium business in our Technologies Segment due to the downturn in the fiber-optic, telecommunication and semiconductor markets. This resulted in a $5.5 million charge recorded in restructuring expense during the second quarter of 2002. This charge primarily represents the liquidation of existing inventories and an accrual for inventory to be purchased under firm purchase commitments.

Loss from divestitures. All amounts recorded in divestitures expense relate to operations that were sold or that were divested prior to November 30, 2002. During 2002, we completed the sale of our Precision Products business in our Technologies Segment to a group of former employees and divisional management personnel. We recorded in the second quarter of 2002 a $2.8 million loss on this sale. Also, during the second quarter of 2002, we recorded $3.4 million in accruals related to costs for certain litigation issues and environmental remediation costs. The remaining amounts related to workmen's compensation claims for employees of our sold divisions, and additional accruals related to litigation and environmental remediation costs. The amounts recorded in 2001 related to costs of divestitures in previous years.

Management compensation -- special. These expenses primarily relate to the separation of officer employment and the settlement with our former Chief Executive Officer. During 2002, we separated four officers (two in our Automotive Segment, one in our Corporate Segment and one in our Technologies Segment) at a cost of $1.3 million, and finalized a settlement with our former Chief Executive Officer as described in Note M of our November 30, 2002 consolidated financial statements included in Exhibit 99.4 to this Report. During 2001, we separated three officers in the Corporate Segment that aggregated $3.1 million.

Insurance related losses. During the second quarter 2002, we recorded a $3.1 million loss for an insurance receivable primarily related to inventories damaged in a fire during the third quarter 2001 at our Missouri bulk pharmaceutical manufacturing plant. We have recorded this charge to fully reserve the receivable because the insurance underwriter is contesting the coverage on these assets. We are disputing the insurance carrier's position and are vigorously pursuing efforts to collect on our claims, but the recovery of our claim is uncertain at this time.

Interest expense. Interest expense was $40.0 million in 2002 and $38.9 million in 2001 (not including interest allocated to discontinued operations in 2002 of $1.1 million and in 2001 of $4.5 million). Also included in interest expense in 2002 are $1.5 million in fees and other costs, primarily related to our unconsolidated accounts receivable asset-backed securitization. Excluding these $1.5 million in fees and other costs and including the interest allocated to discontinued operations, our interest expense decreased due to lower interest rates and lower debt levels.

Income (loss) from continuing operations before taxes. Loss from continuing operations before taxes increased $0.4 million, or 1.4%, to $32.6 million in 2002 from $32.2 million in 2001. The following items represent charges by segment that affect the comparability between loss from continuing operations before taxes for 2001 and 2002. All of these items are excluded from calculating compliance with our debt covenants under our senior credit facility (in millions).

                                                                   2001          2002        SEGMENT
                                                                   ----          ----        -------

Management compensation -- special                              $     3.1     $     2.3     Corporate
Management compensation -- special                                     --           0.4     Technologies
Management compensation -- special                                     --           0.7     Automotive
Loss from divestitures                                                2.1           6.5     Divested Divisions
Restructuring -- exiting of the gallium business                       --           5.5     Technologies
Restructuring                                                         5.4           0.4     Corporate
Restructuring                                                         8.7            --     Technologies
Selling and administrative -- legal and settlement costs               --           5.7     Technologies
Selling and administrative -- legal and settlement costs               --           0.3     Corporate
Insurance related losses                                               --           3.1     Technologies
Depreciation adjustment related to equipment useful lives              --           1.1     Automotive

                                                                ---------     ---------
                                                                $    19.3     $    26.0
                                                                =========     =========


In addition, during 2002, we incurred $1.4 million of expense in our Technologies Segment for business consulting fees to develop a strategy for our Power Group and $3.7 million in severance, recruiting, relocation and workforce-related consulting projects as we have continued our investment in strengthening our leadership team.

Income taxes (benefit). Income tax provision was $1.9 million in 2002 compared to a benefit of $10.1 million in 2001. Differences in the income taxes recorded primarily relate to recording a tax benefit during 2001 on losses, to the extent those losses could be carried back to prior fiscal years, and a refund could be obtained from the taxing authority. For any amounts in excess of the carry back amounts, we have elected to provide a valuation allowance as it is more likely than not that some or all of the deferred tax assets will not be realized. Accordingly, there is no tax benefit recorded during 2002. The provision in 2002 relates to the allocation of income and loss between the United States and foreign jurisdictions and represents the estimated tax that will be due in certain jurisdictions where no tax benefit can be assured from utilizing our losses.

Discontinued operations. Throughout 2001, we accounted for our former Machinery Segment as a discontinued operation and prior periods have been restated to conform to the discontinued operations presentation. On December 14, 2001, we completed the sale of our Machinery Segment as of November 30, 2001. Accordingly, there is no effect on our operations in 2002. In addition, the accompanying 2001 and 2002 financial information has been restated to reflect the accounting of our Hillsdale UK Automotive operation as a discontinued business. The Hillsdale UK Automotive operation was sold on June 11, 2003.

Net loss. The net loss decreased $17.1 million, or 31.8%, to $36.8 million in 2002 from $54.0 million in 2001. The decrease in net loss is the result of the items discussed above.

Preferred stock dividend accretion of $14.9 million in 2002 increased our net loss of $36.8 million to a net loss applicable to common shareholders of $51.7 million. In 2001, preferred stock dividend accretion of $13.3 million increased the net loss of $54.0 million to a net loss applicable to common shareholders of $67.3 million.

AUTOMOTIVE SEGMENT

Sales in our Automotive Segment increased $13.8 million, or 3.4%, to $422.0 million in 2002 from $408.3 million in 2001. Our Hillsdale division's net sales increased $8.5 million, or 2.5%, to $342.7 million in 2002 from $334.2 million in 2001. This increase is a result of increased North American automotive builds in 2002 compared to 2001. Our Wolverine division's sales increased $5.3 million, or 7.1%, to $79.4 million in 2002 from $74.1 million in 2001. This increase was a result of the increased North American automotive build in 2002 compared to 2001, as well as the initial penetration in the United States aftermarket business.

Operating income increased $3.0 million, or 40.3%, to $10.5 million in 2002 from $7.5 million in 2001. This improved performance resulted primarily from slightly higher sales volumes, improved sales mix, and productivity improvements. Unusual expenses, totaling $1.8 million in 2002 were incurred for severance, recruiting and relocation related to strengthening the Automotive Segment's management team and workforce-related consulting fees that further dampened our profitability. An additional $1.1 million in depreciation expense was recorded in the second quarter of 2002 related to adjustments to bring the estimated useful lives of certain equipment within this segment in line with estimated periods of active production.

TECHNOLOGIES SEGMENT

Sales in our Technologies Segment decreased $21.6 million, or 10.8%, to $178.7 million in 2002 from $200.3 million in 2001. Excluding sales from our Precision Products business, which we divested in July 2002, this segment's sales decreased $14.9 million, or 7.8%. Sales in the Power Group increased $3.8 million, or 3.8%, during 2002 compared to 2001, which was offset by a decrease of $18.2 million, or 24.1%, in our Specialty Materials Group. Within the Specialty Materials Group, the demand for germanium and gallium-based products, which are sold to the telecommunications, fiber optics and semiconductor markets, was significantly impacted by the extremely weak demand in these markets which led to our decision to exit the gallium business. Germanium and gallium sales decreased $21.8 million, or 59.1%, in 2002 compared to 2001, which were partially offset by an increase of $5.5 million, or 33.5%, in sales of enriched boric acid products sold to nuclear power reactor facilities.

Operating results decreased $3.4 million to an operating loss of $1.9 million in 2002 from operating income of $1.5 million in 2001. The decrease in 2002 operating results included provisions of $15.7 million in special charges, detailed below, versus $8.7 million of restructuring charges recorded in our 2001 earnings. These 2002 special charges, detailed below, impact the comparability with 2001. The following items detail the $15.7 million of special charges in 2002:

(i) $5.7 million of legal expenses and legal settlement charges recorded in Selling and Administrative expenses during the first half of 2002 as described in Note M of our November 30, 2002 consolidated financial statements included in Exhibit 99.4 to this Report;

(ii) $3.1 million loss for an insurance receivable primarily related to inventories damaged in a fire during the third quarter of 2001 at our Missouri bulk pharmaceutical manufacturing plant;

(iii) $1.4 million in expense for business consulting fees to develop a strategy for our Power Group business; and

(iv) $5.5 million charge in restructuring expense in the second quarter of 2002 associated with our decision to exit our gallium-based specialty material business due to continued soft demand from customers in the telecommunications and semi-conductor markets. The $5.5 million restructuring charge during the second quarter of 2002 included an inventory write-down of $2.9 million, representing the estimated loss incurred from the liquidation of current inventory. An additional $2.4 million was recorded in other accrued liabilities primarily related to the estimated loss of inventory to be purchased under a firm purchase commitment. Finally, a $0.2 million asset impairment charge was recorded against property, plant and equipment.

FILTRATION AND MINERALS SEGMENT

Sales in our Filtration and Minerals Segment increased $0.1 million, or 0.2%, to $82.1 million in 2002 from $82.0 million in 2001. The sales increase during 2002 was primarily the result of improved pricing and sales mix, partially offset by decreased volumes.

Operating income increased $3.3 million, or 70.8%, to $8.1 million in 2002 from $4.7 million in 2001. Improved profitability was primarily attributable to lower energy costs, favorable product mix and pricing, improved production efficiencies and favorable foreign currency exchange rates due to the strengthening of the Euro during 2002.

2001 COMPARED TO 2000

COMPANY DISCUSSION

Net sales. Sales decreased 8.3% to $689.8 million in 2001 from $752.5 million in 2000, or 2.8% or $19.9 million excluding sales from Divested Divisions in 2000. The decline in sales was principally attributed to reduced demand for our products in the Automotive Segment from automobile manufacturers. These decreases were partially offset by gains in our Technologies Segment.

Cost of products sold (exclusive of depreciation). Gross margins decreased to 18.9% in 2001 from 21.1% in 2000 largely as a result of poor overhead absorption due to lower volumes, particularly in the Automotive Segment, as well as new product launch costs in the Automotive Segment.

Selling and administrative. Selling and administrative expenses decreased 14.4% or $8.3 million from 2000 to 2001. The Divested Divisions accounted for $4.8 million of the reduction. As a percentage of sales, selling and administrative expenses declined from 7.7% in 2000 to 7.2% in 2001.

Depreciation and amortization of intangibles. Depreciation and amortization of intangibles expense increased $1.6 million. The increase in depreciation expense is primarily attributable to capital expenditures in the Automotive Segment.

Management compensation -- special. Management compensation -- special is severance primarily related to the separation from employment for officers. This aggregated $3.1 million in 2001 is for three senior executives and $1.6 million in 2000 is for one senior executive.

Insurance related loss (gains). During 2000, we settled claims against a former insurer regarding environmental remediation costs for $16.0 million and received such proceeds in the first quarter of 2000.

Restructuring. During the fourth quarter of 2001 we announced a restructuring of our Technologies Segment and a restructuring and relocation of our corporate headquarters to Phoenix, Arizona. We recorded a charge of $14.1 million. Approximately $5.4 million related to facilities, $5.0 million related to involuntary severance of approximately 165 employees and $3.7 million related to other costs to exit business activities.

In the facilities charge, approximately $3.6 million is non-cash adjustments to write down the carrying value of the three Technologies plants to their estimated net realizable value and abandoning primarily machinery and equipment at these locations. The affected plants are located in Seneca, Missouri; Grove, Oklahoma and Colorado Springs, Colorado. Each plant will be closed once final customer orders are completed and shipped. Approximately $1.9 million represents an estimate of the total future lease commitments less estimated proceeds received from subleasing the various spaces, primarily at our former corporate headquarters in Cincinnati.

Approximately 100 employees in our Technologies Segment will be provided approximately $1.6 million in severance based upon their length of service. Approximately 40 employees at our former corporate headquarters located in Cincinnati will be provided approximately $3.2 million in severance based upon length of service. The remaining 25 employees in various locations will be provided approximately $0.2 million in severance based upon length of service.

The $3.7 million in other shutdown costs is primarily non-cash and relates to inventory.

Loss (gain) from divestitures. During 2001, we incurred costs of $2.1 million related to Divested Divisions which were sold in prior years. During 2000, as part of our previously announced program to focus management, technical and financial resources on our core businesses, we completed the sale of our Ross Aluminum Foundries, Fluid Systems, MARCO, Rubber Molding and Cincinnati Industrial Machinery divisions for aggregate net proceeds of $85.0 million and realized an aggregate gain on the sale of these divisions of $17.1 million, which was reduced for provisions of $14.0 million for items relating to divisions sold in prior years, to a net gain of $3.1 million.

Interest expense. Interest expense was $38.9 million in 2001 (not including interest allocated to discontinued operations of $4.5 million) and $42.6 million in 2000 (not including interest allocated to discontinued operations of $4.8 million), or a decrease of $3.7 million. The decrease in interest expense is due to lower interest rates in 2001 and lower debt balances in 2001 as a result of the application of proceeds from the sales of divisions and the insurance settlement received in 2000.

Income (loss) from continuing operations before taxes. Income (loss) from continuing operations before taxes was $(32.2) million in 2001 and $20.2 million in 2000. The following items are significant differences between income (loss) from continuing operations before taxes for 2001 and 2000:

(i) A restructuring charge of $14.1 million principally related to our Technologies Segment and Headquarters relocation during 2001;

(ii) Provisions for Management Compensation -- Special of $3.1 million in 2001 versus $1.6 million in 2000;

(iii) Income of $16.0 million from an insurance settlement in 2000;

(iv)  Gain on the sale of the Divested Divisions of $3.1 million in 2000;

(v) In 2001, recognition of additional costs of $2.1 million related to environmental and litigation matters associated with divisions divested in prior years. See Note C in our November 30, 2002 consolidated financial statements included in Exhibit 99.4 to this Report;

(vi) An increase in Other Income of $3.8 million in 2001 primarily due to gains in foreign currency transactions of $0.5 million in 2001 versus a loss of $1.4 million in 2000 and an increase in royalty income of $0.9 million in 2001 versus 2000;

(vii) Loss before tax of Divested Divisions, before the gain on the sale of such divisions, in 2000 of $4.3 million;

(viii) Operating income decreases in 2001 of $13.5 million in our Technologies Segment and $19.5 million in our Automotive Segment; and

(ix) A decrease in headquarters operating expenses of $1.7 million, excluding the insurance settlement proceeds in 2000 and the restructuring charge in 2001.

Income taxes (benefit). Income taxes (benefit) were $(10.1) million in 2001 and $9.3 million in 2000. The sale of the Divested Divisions and the income from the insurance settlement in 2000 affect comparability of income taxes and the effective tax rates. The income taxes (benefit) in 2000 are largely attributable to taxable gains resulting from divestitures.

Discontinued operations. Throughout 2001, we accounted for our former Machinery Segment as a discontinued operation and prior periods have been restated to conform to the discontinued operations presentation. On December 14, 2001, we completed the sale of our Machinery Segment. In addition, the accompanying 2000 and 2001 financial information has been restated to reflect the accounting of our Hillsdale UK automotive operation as a discontinued business. The Hillsdale UK automotive operation was sold on June 11, 2003.

Net income (loss). Net income (loss) for 2001 was $(54.0) million and $5.6 million in 2000. The significant items are discussed in the income (loss) from continuing operations before taxes and discontinued operations sections above.

Preferred stock dividend accretion of $13.3 million in 2001 increased net loss of $54.0 million to a net loss applicable to common shareholders of $67.3 million. In 2000, preferred stock dividend accretion of $11.8 million reduced net income of $5.6 million to a net loss applicable to common shareholders of $6.2 million.

AUTOMOTIVE SEGMENT

Sales in our Automotive Segment decreased 6.9% to $408.3 million in 2001 from $438.4 million in 2000 (excluding Divested Divisions). The decline in our sales was principally attributed to reduced demand for our products. North American car and light truck build for 2001 was reported at 15.9 million units, down more than 10% from the 2000 build, reported at 17.7 million units. The decline in volumes was partially offset by new product launches. In addition, North American production by the U.S.-based original equipment manufacturers (OEMs -- General Motors, Ford and Chrysler) declined on a percentage basis more than North American production by non-U.S. based OEMs, and our Automotive Segment has a higher percentage of sales in North America to non-U.S. based OEMs than North American production in general.

Operating income decreased $20.6 million to $7.5 million in 2001 from $28.1 million in 2000. Reduced profitability was primarily the result of lower volumes, $4.5 million in new program launch costs in our precision machined components business, an increase in depreciation of $3.3 million caused by capital expenditures placed in service during 2001 and 2000 primarily related to new programs, pricing reductions of $2.8 million, and higher workers compensation expense. Although in 2000 we had projected declining sales, offsetting cost reductions could not be achieved in a timely manner. In particular, high fixed costs in our Automotive Segment severely impact profitability in the event of a decrease in sales. Capital expenditures for the Automotive Segment were $27.2 million in 2001 compared to $33.7 million in 2000. These capital expenditures were related to a significant number of new product launches in our Hillsdale operation and the acquisition of a new rubber coating line in our Wolverine operation.

TECHNOLOGIES SEGMENT

Sales in our Technologies Segment increased 4.6% to $200.3 million in 2001 from $191.4 million in 2000. Slightly more than half of the increase is attributable to the sales of EaglePicher Energy Products Corporation, which was acquired by us in June 2000. Other increases were attributable to sales of specialty materials used in fiber-optic applications along with certain aerospace battery programs. Additionally, volumes of bulk pharmaceutical products increased in 2001 resulting from added capacity at a recent plant expansion. These increases were offset by lower demands for lead based products sold as chemical agents and lead-acid batteries. A decline in orders from telecommunications customers also had a negative impact on our electronics assembly products. Additionally, we experienced a fire at our Harrisonville, Missouri bulk pharmaceutical chemical processing plant in August 2001. We estimate we lost sales in 2001 of approximately $1.5 million from the fire. This plant was restored to full operation in December 2001.

Operating income decreased 89.8% to $1.5 million in 2001 from $15.1 million in 2000. Reduced profitability was primarily a result of an $8.7 million restructuring charge taken in the fourth quarter of 2001. Three plants were impacted by this restructuring charge. They are located in Seneca, Missouri; Grove, Oklahoma and Colorado Springs, Colorado. These plants will be closed once final customer orders are completed and shipped. Asset impairment charges of approximately $3.6 million were recorded to bring these facilities to their estimated net realizable value. Approximately 100 employees, primarily manufacturing labor from these locations, will be provided severance based upon their length of service totaling approximately $1.6 million. Other shutdown costs, estimated to be $3.5 million, are primarily non-cash and relate to inventory. These charges are all included in the restructuring charge. Additionally, operating income decreased due to lower operating margins and increased reserves ($2.0 million) for bad debt and warranty costs. As mentioned above, we experienced a fire at one of our chemical plants which resulted in lost margins and incremental costs of approximately $0.9 million, which was offset by an equal amount of benefit from insurance coverage.

FILTRATION AND MINERALS SEGMENT

Sales in our Filtration and Minerals Segment increased 1.8% to $82.0 million in 2001 from $80.6 million in 2000 despite a decrease in the total volume of products sold. Volume decreases were due to the rationalization of existing business and general economic weakness. Revenue increased because of volume increases in higher value-added products, a general price increase, and an energy surcharge that was in effect for part of the year to defray a portion of the increase in natural gas and electricity costs experienced nationwide. At the end of 2001, we also implemented an aggressive price improvement program directed toward improving margins.

Operating income decreased 2.2% to $4.7 million in 2001 from $4.8 million in 2000. This decrease was primarily caused by increased natural gas costs of $2.8 million and power cost increases of $0.4 million. The increases in energy costs were partially mitigated through the use of alternative fuels, energy conservation measures, and energy surcharges to our customers. Additionally, penalties of $0.5 million and legal and consultant costs of $0.4 million were incurred in the settlement of regulatory claims for violating gaseous emission permits in Nevada and Oregon. Settlements have been reached in both jurisdictions and we are in compliance with current permits and interim orders.

LIQUIDITY AND CAPITAL RESOURCES

YEAR ENDED 2002 COMPARED TO 2001

Operating activities. Net cash provided by operating activities during 2002 was $80.7 million compared to $63.4 million during 2001, which includes $66.3 million of non-cash depreciation and amortization expense in 2002 and $61.9 million in 2001. The majority of the increase in reported cash from operating activities was $46.5 million which was received as a result of selling certain of our receivables to our unconsolidated accounts receivable asset-backed securitization. A decrease in our inventory provided $4.2 million, a decrease in accounts payable used $1.7 million and a decrease in accrued liabilities used $6.2 million. The use of cash as a result of the decrease in accrued liabilities is primarily related to spending on restructuring and environmental activities. Also, during 2002 we received approximately $5.2 million of net operating loss tax refunds.

Investing activities. Investing activities used $5.7 million in cash during 2002 compared to $36.0 million used in 2001. During 2002, $6.9 million was provided by proceeds from the sale of our Construction Equipment Division, which represented our former Machinery Segment, and $3.1 million was provided by proceeds from the sale of our Precision Products business. Capital expenditures amounted to $16.4 million during 2002 compared to $35.7 million during 2001.

Financing activities. Financing activities used $67.4 million during 2002 compared to $15.8 million during 2001. During 2002, we used $32.5 million to reduce our revolving credit facility, primarily from proceeds associated with the sale of our receivables to our unconsolidated accounts receivable asset-backed securitization. Both regularly scheduled debt payments and the proceeds from the sale of our Construction Equipment Division and Precision Products resulted in a $34.7 million decline in our long-term debt during 2002.